UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2007

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WGNB CORP.
(Exact name of registrant as specified in its charter)

Georgia	000-30805	58-1640130
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
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201 Maple Street, P.O Box 280, Carrolton, Georgia 30112
(Address of principal executive offices)
_______________________________

Registrant's telephone number, including area code: (770) 832-3557
_______________________________

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information provide below under Item 2.03 of this Current Report is hereby incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 1, 2007, WGNB Corp. (“we,” “us” or “WGNB”) completed its previously announced acquisition of First Haralson Corporation and its wholly owned subsidiary First National Bank of Georgia. In connection with the merger, we issued approximately $16.3 million in cash and 1,055,149 shares of our common stock to the First Haralson shareholders. Based on the closing price of our common stock on June 29, 2007, the total value of the consideration paid by us to the First Haralson shareholders in the merger was approximately $45.1 million. Following the merger, our subsidiary, West Georgia National Bank, will operate as First National Bank of Georgia.

A copy of the Agreement and Plan of Reorganization, dated January 22, 2007, by and among WGNB, West Georgia National Bank, First Haralson Corporation and First National Bank of Georgia was filed with our Current Report on Form 8-K filed with the SEC on January 26, 2007 and is incorporated herein by reference.

We will file, prior to September 15, 2007, financial statements of First Haralson and pro forma financial statements of WGNB reflecting the acquisition of First Haralson, each in accordance with Regulation S-X.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant.

On July 2, 2007, we completed a private placement of $10,500,000 of trust preferred securities through a newly formed Delaware trust affiliate, WGNB Statutory Trust I, (the “Trust”). The trust preferred securities mature September 15, 2037, are redeemable at our option beginning after five years, and bear interest at a variable rate per annum equal to the three-month LIBOR plus 1.55%. Under applicable regulatory guidelines, these trust preferred securities qualify as Tier 1 capital. All of the common securities of the Trust are held by WGNB.

The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $10,825,000 in aggregate principal amount of our junior subordinated debentures. The net proceeds to us from the sale of the debentures to the Trust were used to finance the majority of the cash consideration paid by us to the shareholders of First Haralson in connection with the acquisition described above under Item 2.01.

The debentures were issued pursuant to an Indenture, dated July 2, 2007 between WGNB, as issuer, and Wilmington Trust Company, as trustee (the “Indenture”). Like the trust preferred securities, the debentures bear interest at a variable rate per annum equal to the three-month LIBOR plus 1.55%. The interest payments we make will be used to pay the quarterly distributions payable by the Trust to the holders of the trust preferred securities. However, so long as no event of default has occurred under the debentures, we may defer interest payments on the debentures (in which case the Trust will also defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.

The debentures are subordinated to the prior payment of any other indebtedness of WGNB that, by its terms, is not similarly subordinated. The trust preferred securities will be recorded as a long-term liability on our balance sheet; however, for regulatory purposes the trust preferred securities will be treated as Tier 1 capital under rulings of the Federal Reserve Board, WGNB’s primary federal regulatory agency.

The debentures mature on September 15, 2037 but may be redeemed at our option at any time on or after September 15, 2012 or at any time upon certain events, such as a change in the regulatory capital treatment of the debentures, the Trust being deemed an investment company or the occurrence of certain adverse tax events. The redemption price for the debentures is equal to 100% of the aggregate principal amount, plus accrued and unpaid interest, if any. Upon any redemption of the debentures, the Trust will redeem a like amount of the trust preferred securities.

We also entered into a Guarantee Agreement, dated July 2, 2007, pursuant to which we have agreed to guarantee the payment by the Trust of distributions on the trust preferred securities, and the payment of principal of the trust preferred securities when due, either at maturity or on redemption, but only if and to the extent that the Trust fails to pay distributions on or principal of the trust preferred securities after having received interest payments or principal payments on the notes from us for the purpose of paying those distributions or the principal amount of the trust preferred securities.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

We modified the composition of our Board of Directors in connection with the closing of the First Haralson Corporation acquisition. Effective upon closing, the following directors resigned from the WGNB Corp. Board: Oscar W. Roberts (Class I); Charles M. Willis, Sr. (Class II); Richard Duncan (Class III); Dr. Thomas Reeve (Class III); and Frank T. Thomasson (Class III), while remaining directors of West Georgia National Bank. Three former First Haralson Corporation directors (Donald C. Rhodes, Randall F. Eaves and Mary M. Covington) were elected to fill some of the vacancies created by these resignations. The other vacancies were eliminated through a permanent reduction of the size of our Board of Directors from fourteen to eleven members which was effectuated through an amendment to our Bylaws. W. Thomas Green is continuing in his position as Chairman of our Board and Mary M. Covington has been appointed to serve as Vice-chairman. As with other members who serve on our Board of Directors, each of the former First Haralson directors who have joined our Board will receive a retainer of $300 per month and a board meeting fee of $900 for each board meeting attended. None of these individuals have been appointed to serve on any Board committees.

As a result of the First Haralson acquisition, H.B. Lipham, III will continue to serve as our Chief Executive Officer and Randall F. Eaves will serve as our President. In addition to serving as our Vice-Chairman, Ms. Covington will serve as a WGNB Executive Vice-President. Each holds the same position with West Georgia National Bank.

Under his new employment agreement with us, which provides for an initial three year term that automatically extends for additional 3-year terms unless written notice is given prior to 90 days before the end of the applicable term, Mr. Eaves will receive a base salary of $180,000, subject to annual review and increase by our Board of Directors. Mr. Eaves will also be eligible to participate in any annual and long-term incentive programs of ours and may participate in the retirement and insurance programs sponsored by us or West Georgia on the same terms and conditions as other similarly-situated officers. Mr. Eaves will also be entitled to receive a monthly automobile allowance of approximately $1,000 per month and we will pay his membership dues in various civic clubs and organizations. If Mr. Eaves is terminated by WGNB or West Georgia without cause prior to the end of the term of the agreement, or if Mr. Eaves resigns for good reason, in additional to any earned but unpaid base salary, vacation, and bonus, subject to the execution of a waiver of claims, Mr. Eaves will be eligible to receive a severance payment in an amount equal to the greater of (A) his base salary, incentive bonus, and profit sharing bonus for the remainder of the term of the agreement; or (B) one and one-half times his then annual base salary, his incentive bonus, and his profit sharing bonus based on his base salary at the time of his termination. He will also be eligible to receive a lump sum payment equal to 18 months of COBRA coverage under West Georgia’s group health plan. If Mr. Eaves is employed at the time of a change in control or is terminated during the 12 months immediately preceding a change in control, he will be entitled to receive two times his annual base salary plus two times the amount of his annual incentive bonus and profit sharing bonus for the immediately preceding year. In the event of an early termination for any other reason, Mr. Eaves will be entitled to receive any earned but unpaid base salary and vacation pay and, in the event of a termination of the agreement because of his death or disability or for cause, any unpaid incentive bonus and profit sharing bonus for the immediately preceding year. Any amounts payable to Mr. Eaves under the agreement that would constitute an “excess parachute payment” under Internal Revenue Code Section 280G will be reduced to the extent necessary to cause the total amount payable not to constitute a parachute payment.

Under her new employment agreement with us, which has an initial term that ends on December 31, 2009, unless terminated earlier pursuant to the terms of the agreement, Ms. Covington will be entitled to a base salary of $75,000, subject to annual review and increase by our Board of Directors and received a one-time signing bonus of $183,000. Ms. Covington is also eligible to participate in the annual and long-term incentive programs of ours and may participate in the retirement and insurance programs sponsored by us or West Georgia on the same terms and conditions as other similarly-situated officers. Ms. Covington will also be entitled to receive a monthly automobile allowance of $800.00 and we will pay her membership dues in various civic clubs and organizations. Upon an early termination as a result of a change in control or a termination of the agreement by Ms. Covington for good reason, in addition to any earned but unpaid base salary, vacation, and bonus, subject to the execution of waiver of claims, Ms. Covington will be eligible to receive the remainder of the salary and bonuses she otherwise would have received for the remainder of the term and for extended coverage under our group health plan until age 65. In the event of an early termination for any other reason, Ms. Covington will receive any earned but unpaid base salary and vacation pay and, in the event of a termination of the agreement because of her death or disability or a termination for cause, she will also receive any unpaid incentive bonus and/or profit sharing bonus for the immediately preceding year. Any amounts payable to Ms. Covington under the agreement that would constitute an “excess parachute payment” under Internal Revenue Code Section 280G will be reduced to the extent necessary to cause the total amount payable not to constitute a parachute payment.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

The information provided above under Item 5.02 of this Current Report relating to the reduction in the size of WGNB’s Board of Directors is hereby incorporated by reference into this Item 5.03.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The required financial statements of First Haralson Corporation will be filed as an amendment to this Current Report prior to September 15, 2007.

(b) Pro Forma Financial Information

The required pro forma financial information with respect to WGNB’s acquisition of First Haralson Corporation will be filed as an amendment to this Current Report prior to September 15, 2007.

(d) Exhibits

2.1
Agreement and Plan of Reorganization, dated January 22, 2007, by and among WGNB Corp., West Georgia National Bank, First Haralson Corporation and First National Bank of Georgia (incorporated by reference from Exhibit 2.1 to WGNB’s Current Report on Form 8-K filed on January 26, 2007)

4.1	Amended and Restated Trust Agreement dated July 2, 2007
4.2	Indenture, dated July 2, 2007, by and between WGNB Corp. and Wilmington Trust Company
4.3	Guarantee Agreement, dated July 2, 2007, by and between WGNB Corp. and Wilmington Trust Company
10.1	Employment Agreement, dated July 1, 2007 among WGNB Corp. West Georgia National Bank and Randall F. Eaves
10.2	Employment Agreement, dated July 1, 2007 among WGNB Corp. West Georgia National Bank and Mary Covington
99.1	Press Release issued July 6, 2007 announcing closing of the merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WGNB CORP.

Dated: July 6, 2007	By:	/s/ Steven J. Haack
Name: Steven J. Haack
Title: Treasurer (Principal Financial Officer)